EX-28.a.58

DFA INVESTMENT DIMENSIONS GROUP INC.

ARTICLES OF AMENDMENT

DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation, having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

SECOND: From and after the Effective Time (as hereinafter defined), the Charter of the Corporation is hereby amended to change the designated names of the following Series of the Corporation as indicated below.

Current Series Designation	Amended Series Designation
VA U.S. Targeted Value Portfolio Shares	Dimensional VA U.S. Targeted Value Portfolio Shares
VA U.S. Large Value Portfolio Shares	Dimensional VA U.S. Large Value Portfolio Shares
VA International Value Portfolio Shares	Dimensional VA International Value Portfolio Shares
VA International Small Portfolio Shares	Dimensional VA International Small Portfolio Shares
VA Short-Term Fixed Portfolio Shares	Dimensional VA Short-Term Fixed Portfolio Shares
VA Global Bond Portfolio Shares	Dimensional VA Global Bond Portfolio Shares
VA Global Moderate Allocation Portfolio Shares	Dimensional VA Global Moderate Allocation Portfolio Shares
VA Equity Allocation Portfolio Shares	Dimensional VA Equity Allocation Portfolio Shares
VIT Inflation-Protected Securities Portfolio Shares	Dimensional VIT Inflation-Protected Securities Portfolio Shares

THIRD: The foregoing amendments to the Charter of the Corporation, as set forth above, have been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and each amendment is limited to a change that is expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH: The amendments to the Charter of the Corporation, as set forth above, do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series of the Corporation that are the subject of the amendments.

FIFTH: These Articles of Amendment shall become effective at 8:00 a.m. Eastern Time on November 15, 2024 (the “Effective Time”).

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IN WITNESS WHEREOF, DFA Investment Dimensions Group Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Secretary on this 6th day of November, 2024; and its Vice President acknowledges that these Articles of Amendment are the act of DFA Investment Dimensions Group Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST: By: /s/ Carolyn S. Lee Carolyn S. Lee, Secretary	DFA INVESTMENT DIMENSIONS GROUP INC. By: /s/ Ryan P. Buechner Ryan P. Buechner, Vice President

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